SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                   FORM 15

        Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or
             Suspension of Duty to File Reports Under Section 13
              and 15(d) of the Securities Exchange Act of 1934.


                                         Commission File Number   333-26425
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                                 CWMBS, Inc.
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            (Exact name of Registrant as specified in its charter)

                              4500 Park Granada
                Calabasas, California 91302    (818) 225-3000
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        (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

          CWMBS, Inc., Home Equity Mortgage Loan Asset-Backed Trust
            Mortgage Pass-Through Certificates, Series SPMD 1997-A
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           (Title of each class of securities covered by this Form)

                                     None
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        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  ( )   Rule 12h-3(b)(1)(ii) ( )
          Rule 12g-4(a)(1)(ii) ( )   Rule 12h-3(b)(2)(i)  ( )
          Rule 12g-4(a)(2)(i)  ( )   Rule 12h-3(b)(2)(ii) ( )
          Rule 12g-4(a)(2)(ii) ( )   Rule 15d-6           (X)
          Rule 12h-3(b)(1)(i)  ( )

     Approximate  number of  holders of  record  as of  the certification  or
notice date:   4
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     Pursuant to  the requirements  of the Securities  Exchange Act  of 1934,
CWMBS, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:  January 26, 1998                        BY:  /s/ David A. Spector
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                                                    David A. Spector
                                                    Vice President